                                                                      EXHIBIT 12

                          EL PASO NATURAL GAS COMPANY

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE
                          STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                         SIX MONTHS
                                         ENDED JUNE
                                             30,                  YEAR ENDED DECEMBER 31,
                                        -------------     ----------------------------------------
                                        1994     1993     1993     1992     1991     1990     1989
                                        ----     ----     ----     ----     ----     ----     ----
Earnings
  Income (loss) from continuing
     operations.......................  $ 45     $ 52     $ 92     $ 76     $ 89     $ 83     $ 98
  Income taxes (benefit)..............    30       32       59       47       52       45       45
                                        ----     ----     ----     ----     ----     ----     ----
  Income (loss) from continuing
     operations before income taxes...    75       84      151      123      141      128      143
  Interest and debt expense...........    38       34       71       68       74       89       76
  Interest component of rent..........     1        1        3        3        2        2        2
                                        ----     ----     ----     ----     ----     ----     ----
  Total Earnings Available for Fixed
     Charges..........................  $114     $119     $225     $194     $217     $219     $221
                                        ====     ====     ====     ====     ====     ====     ====
Fixed Charges
  Interest and debt expense...........    38       34       71       68       74       89       76
  Interest component of rent..........     1        1        3        3        2        2        2
                                        ----     ----     ----     ----     ----     ----     ----
  Total Fixed Charges.................  $ 39     $ 35     $ 74     $ 71     $ 76     $ 91     $ 78
                                        ====     ====     ====     ====     ====     ====     ====
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Stock Dividend Requirements(1)......  2.92x    3.40x    3.04x    2.73x    2.86x    2.41x    2.83x

- ---------------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.